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EXHIBIT 23.2

            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

         We consent to the incorporation by reference in this registration statement, on Form S-8 of One Voice Technologies, Inc., of our report dated March 24, 2008 relating to the balance sheets of One Voice Technologies, Inc., as of December 31, 2007 and 2006, the related statements of operations, stockholders' equity (deficit) and cash flows for the year ended December 31, 2007 and 2006 which appears in One Voice Technologies, Inc's Annual Report on Form 10-KSB for the year ended December 31, 2007.



/s/ PMB Helin Donovan, LLP

San Francisco, California
June 24, 2008